Exhibit 10.1

November 11, 2004

Personal and Confidential

Mr. Robert D. Hardy

24607 Kingscrest Circle

Spring, TX 77389

Dear Robert,

I am pleased to formalize this offer of employment. As we discussed, the terms and conditions of the offer are as follows:

Start Date	On or about November 11, 2004

Position	Senior Vice President – Chief Financial Officer (reporting to the President and CEO)

Base Salary	$225,000 payable on a semi-monthly basis.

Annual Bonus	Your target and maximum bonus opportunities are 40% and 80%, respectively, of your annual base salary. The annual bonus is based on overall company and individual performance and is paid in the year after it is earned, subject to Board approval. You will be eligible to receive a prorated annual bonus for 2004.

Restricted Stock	You will receive 50,000 shares of U.S. Concrete, Inc. restricted stock. The shares will vest in four equal installments over four years (12,500 shares vesting per year) on November 1 of 2005, 2006, 2007 and 2008. Future share awards will be consistent with awards granted similarly situated officers as approved by the Board of Directors.

Benefits	You will be eligible to participate in all health and welfare benefit programs available to similarly situated U.S. Concrete team members. A copy of the summary plan descriptions for these programs will be sent to you shortly. Also, you will be eligible to participate in U.S. Concrete’s 401(k) and Employee Stock Purchase Plan.

Vacation	Beginning on January 1, 2005, you will be eligible annually for four weeks of vacation.

Severance Pay	Should you be terminated involuntarily without cause, you will be eligible to receive a severance payment equal to your annual base pay, your annual target bonus and vesting of any restricted stock which vests on a time only basis. Receipt of severance pay is contingent upon the signing of an agreement and release.

Change of Control	Upon a change of control of U.S. Concrete (as defined for similarly situated corporate officers), any restricted stock which vests on a time only basis shall immediately vest. Should you be terminated involuntarily without cause within one year of a change of control, you will be eligible to receive a severance payment equal to your annual base pay and your annual target bonus. Receipt of severance pay is contingent upon the signing of an agreement and release.

As you are aware, federal law requires us to verify your eligibility for employment in the United States. We will review the customary I-9 documentation at your time of hire. Please be advised that nothing in this term sheet is intended to create any contract of employment. If you accept employment with U.S. Concrete, your employment will be on an at-will basis, which means that either you or U.S. Concrete may terminate the employment relationship at any time with or without notice and with or without cause.

Robert, we are extremely pleased to have the opportunity to work with an individual of your capability and reputation. Please acknowledge your acceptance of this offer by signing in the space below and returning the letter to me. If you have any questions, do not hesitate to give Gary Konnie or me a call.

Sincerely,

/s/ Eugene Martineau
Eugene Martineau
President and CEO
U.S. Concrete, Inc.

Agreed and Accepted

/s/ Robert D. Hardy
Date 11/11/04